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                                                                 Exhibit 23.2

                        [ERNST & YOUNG LLP LETTERHEAD]


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement on Form S-3 (File No. 33-64307) and the related Prospectus of Frontier Corporation of our reports dated January 20, 1995 and January 25, 1994 with respect to the consolidated financial statements of ALC Communications Corporation and subsidiary which are included in the Form 10-K's of ALC Communications Corporation filed with the Securities and Exchange Commission on March 24, 1995 and March 30, 1994, respectively, which Form 10-K's are incorporated by reference in the Current Report on Form 8-K of Frontier Corporation dated November 14, 1995.


                                                /s/ Ernst & Young LLP


Detroit, Michigan
January 22, 1996